EXHIBIT 99.1

Donegal Group Inc. Announces Second Quarter and First Half 2017 Results

MARIETTA, Pa., July 19, 2017 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ:DGICA) (NASDAQ:DGICB) today reported its financial results for the second quarter and first half of 2017.  Significant items included:

  Net loss of $2.3 million, or 8 cents per diluted Class A share, for the second quarter of 2017, compared to net income of $8.6 million, or 32 cents per diluted Class A share, for the second quarter of 2016, with the decline reflecting a significant increase in weather-related losses
  Net premiums written increased 7.0% to $190.8 million for the second quarter of 2017 compared to the second quarter of 2016 as a result of organic growth in both personal and commercial lines
  Statutory combined ratio1 of 104.5% for the second quarter of 2017, compared to 95.0% for the prior-year second quarter
  Statutory combined ratio of 102.1% for the first half of 2017, compared to 93.6% for the first half of 2016
  Book value per share of $16.23 at June 30, 2017, compared to $16.21 at year-end 2016

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$175,015	$161,943	8.1%	$344,171	$320,418	7.4%
Investment income, net	5,650	5,344	5.7	11,405	10,890	4.7
Net realized investment gains	1,097	715	53.4	3,646	1,186	207.4
Total revenues	183,581	169,847	8.1	362,552	335,916	7.9
Net (loss) income	(2,319)	8,585	NM2	2,786	20,434	-86.4
Operating (loss) income[1]	(3,032)	8,120	NM	416	19,663	-97.9
Annualized return on average equity	-2.1%	7.9%	-10.0 pts	1.3%	9.6%	-8.3 pts

Per Share Data
Net (loss) income – Class A (diluted)	$(0.08)	$0.32	NM	$0.10	$0.78	-87.2%
Net (loss) income – Class B	(0.08)	0.30	NM	0.09	0.72	-87.5
Operating (loss) income – Class A (diluted)	(0.11)	0.31	NM	0.02	0.75	-97.3
Operating (loss) income – Class B	(0.11)	0.28	NM	0.01	0.69	-98.6
Book value	16.23	16.62	-2.3	16.23	16.62	-2.3

[1]The “Definitions of Non-GAAP and Operating Measures” section of this release defines and reconciles data that the Company prepares on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

[2]Not meaningful.

Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc., noted, “Donegal Group achieved steady premium growth in the second quarter of 2017, while unusual storm activity resulted in a significant number of property losses throughout our operating regions.  We incurred approximately $20.1 million in weather-related losses for the second quarter of 2017, which was nearly double the Company’s previous five-year average for second quarter weather-related losses.  Our homeowners line of business has performed well in recent years, and we continually review our property risk profile to ensure appropriate diversification of geographical risk and rate adequacy.  The overall impact of the weather-related losses was mitigated partially by an 8.1% increase in net premiums earned, strong underwriting results in our workers’ compensation and commercial multi-peril lines of business and a 5.7% increase in net investment income.”

Mr. Burke further noted, “Over the past six months, Donegal Group has pursued modest rate increases where needed to improve our underwriting results as well as leveraging our brand recognition across all of our geographies to win new accounts.  We were pleased to achieve a 7.7% increase in net premiums written for the first half of 2017 predominantly through additional market share in regions we know well.  We are working closely with our independent agents to gain market share and improve our profitability by leveraging our investment in technology, such as the increased use of proprietary predictive analytical tools.”

Donald H. Nikolaus, Chairman of Donegal Group Inc., remarked, “We were pleased with the modest increase in our book value during the first half of 2017 in light of the unusual weather events.  At June 30, 2017, our book value per share increased to $16.23, compared to $16.21 at December 31, 2016.  Despite the challenges Donegal Group encountered during the quarter, we anticipate that improved underwriting results through rate and underwriting adjustments, careful risk selection and increased use of technology will result in positive earnings for the second half of 2017.”

Insurance Operations
Donegal Group is an insurance holding company whose insurance subsidiaries offer personal and commercial property and casualty lines of insurance in four Mid-Atlantic states (Delaware, Maryland, New York and Pennsylvania), three New England states (Maine, New Hampshire and Vermont), seven Southern states (Alabama, Georgia, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) and eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
	(dollars in thousands)

Net Premiums Written
Personal lines:
Automobile	$65,699	$59,043	11.3%	$126,991	$114,097	11.3%
Homeowners	35,311	33,354	5.9	60,902	59,236	2.8
Other	5,378	5,261	2.2	10,106	9,612	5.1
Total personal lines	106,388	97,658	8.9	197,999	182,945	8.2
Commercial lines:
Automobile	25,889	23,118	12.0	52,724	46,029	14.5
Workers' compensation	27,749	28,203	(1.6)	61,233	59,233	3.4
Commercial multi-peril	27,967	26,618	5.1	57,997	55,071	5.3
Other	2,779	2,638	5.3	5,320	5,032	5.7
Total commercial lines	84,384	80,577	4.7	177,274	165,365	7.2
Total net premiums written	$190,772	$178,235	7.0%	$375,273	$348,310	7.7%

The 7.0% increase in the Company’s net premiums written for the second quarter of 2017 compared to the second quarter of 2016, as shown in the table above, represents the combination of 4.7% growth in commercial lines net premiums written and 8.9% growth in personal lines net premiums written. The $12.5 million growth in net premiums written for the second quarter of 2017 compared to the second quarter of 2016 included:

  $3.8 million in commercial lines premiums that the Company attributes primarily to new commercial accounts the Company’s insurance subsidiaries have written throughout their operating regions and a continuation of modest renewal premium increases.
  $8.7 million in personal lines premiums that the Company attributes to a combination of new policy growth and premium rate increases the Company has implemented over the past four quarters.

The following table presents comparative details with respect to our GAAP and statutory combined ratios for the three and six months ended June 30, 2017 and 2016:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP Combined Ratios (Total Lines)
Loss ratio (non-weather)	61.6%	56.8%	60.4%	56.3%
Loss ratio (weather-related)	11.5	6.9	10.0	5.7
Expense ratio	32.6	32.8	32.9	33.0
Dividend ratio	0.7	0.5	0.6	0.5
Combined ratio	106.4%	97.0%	103.9%	95.5%

Statutory Combined Ratios
Personal lines:
Automobile	108.9%	102.0%	106.8%	100.9%
Homeowners	122.3	98.7	114.3	94.8
Other	126.0	88.8	107.9	85.5
Total personal lines	114.1	100.2	109.2	98.0
Commercial lines:
Automobile	107.6	106.5	107.3	104.2
Workers' compensation	87.4	82.7	84.1	84.5
Commercial multi-peril	93.4	85.9	99.5	85.3
Total commercial lines	92.8	88.5	93.6	88.2
Total lines	104.5%	95.0%	102.1%	93.6%

Jeffrey D. Miller, Executive Vice President and Chief Financial Officer, commented, “Donegal Group’s statutory combined ratio was 104.5% for the second quarter of 2017, compared to 95.0% for the second quarter of 2016.  Weather-related losses totaled approximately $20.1 million, including a provision of approximately $3.6 million for claims incurred but not yet reported at June 30, 2017, representing a substantial increase over the $11.2 million of weather-related losses for the second quarter of 2016 and the previous five-year average for second quarter weather-related losses of $10.5 million. The increase resulted from a series of wind and hail events in the Company’s operating regions during extended periods throughout the second quarter of 2017. None of the loss accumulations from any of these events exceeded the Company’s $5.0 million third-party catastrophe reinsurance retention.

“Our workers’ compensation line of business continued to perform well during the period, which helped to offset our elevated commercial automobile combined ratio.  The commercial automobile combined ratio included 15.8 percentage points related to approximately $3.6 million of reserve development for losses incurred in prior years.  Based on updated information our insurance subsidiaries received during the second quarter of 2017, we increased reserves for several reported liability losses we expect will ultimately cost more to settle than we had anticipated.  We have been working to improve the profitability of our commercial automobile line of business and have implemented rate increases for that line in all of the states in which we conduct business.”

For the second quarter of 2017, the Company’s statutory loss ratio increased to 72.9%, compared to 63.8% for the second quarter of 2016, primarily as a result of the aforementioned increase in weather-related losses that contributed 11.5 percentage points to the Company’s loss ratio for the second quarter of 2017, compared to 6.9 percentage points of the Company’s loss ratio for the second quarter of 2016.

Large fire losses, which the Company defines as individual fire losses in excess of $50,000, were $7.6 million for the second quarter of 2017, or 4.3 percentage points of the Company’s loss ratio.  That amount was substantially higher than the large fire losses of $3.7 million for the second quarter of 2016, or 2.3 percentage points of the Company’s loss ratio. The Company noted a higher-than-normal incidence of large homeowners fire losses in the second quarter of 2017, compared to lower-than-normal fire losses for the second quarter of 2016.

Development of reserves for losses incurred in prior accident years added 3.3 percentage points to the Company’s loss ratio for the second quarter of 2017, compared to 2.3 percentage points to the Company’s loss ratio for the second quarter of 2016. For the six-month periods ended June 30, 2017 and 2016, development of reserves for losses incurred in prior accident years added 2.4 and 1.2 percentage points, respectively, to the Company's loss ratios.  In addition to the above development in commercial automobile liability losses, the development in the second quarter of 2017 related to higher than anticipated severity in commercial multi-peril and personal automobile liability losses, offset by lower-than-anticipated severity in workers’ compensation losses incurred by the Company in prior years.

The Company’s statutory expense ratio1 was 30.9% for the second quarter of 2017, compared to 30.7% for the second quarter of 2016.  The Company's other underwriting expenses for the prior-year quarter reflected the benefit of premium tax credits in the amount of $2.8 million that Michigan Insurance Company recognized following a legislative change that made certain premium tax credits available to insurance companies doing business in the state of Michigan.  That benefit was largely offset by increased underwriting-based incentive costs for the second quarter of 2016.

Investment Operations
Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, the Company had invested 88.1% of its consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at June 30, 2017.

	June 30, 2017		December 31, 2016
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S.
government corporations and agencies	$103,939	10.6%	$99,970	10.6%
Obligations of states and political subdivisions	295,575	30.0	308,876	32.7
Corporate securities	197,149	20.0	179,011	18.9
Mortgage-backed securities	270,953	27.5	263,319	27.8
Total fixed maturities	867,616	88.1	851,176	90.0
Equity securities, at fair value	46,316	4.7	47,088	5.0
Investments in affiliates	38,849	3.9	37,885	4.0
Short-term investments, at cost	32,152	3.3	9,371	1.0
Total investments	$984,933	100.0%	$945,520	100.0%

Average investment yield	2.4%		2.5%
Average tax-equivalent investment yield	2.9%		3.0%
Average fixed-maturity duration (years)	4.2		4.5

Net investment income of $5.6 million for the second quarter of 2017 increased 5.7% compared to $5.3 million in net investment income for the second quarter of 2016. The increase in net investment income reflected primarily an increase in average invested assets relative to the prior-year second quarter.

Net realized investment gains were $1.1 million for the second quarter of 2017, compared to $715,177 for the second quarter of 2016.

Definitions of Non-GAAP and Operating Measures
The Company prepares its consolidated financial statements on the basis of GAAP. The Company’s insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, the Company also utilizes certain non-GAAP financial measures that it believes provide value in managing its business and for comparison to the financial results of its peers. These non-GAAP measures are operating income and statutory combined ratio.

Operating income is a non-GAAP financial measure investors in insurance companies commonly use. The Company defines operating income as net income excluding after-tax net realized investment gains or losses. Because the Company’s calculation of operating income may differ from similar measures other companies use, investors should exercise caution when comparing the Company’s measure of operating income to the measure of other companies.

The following table provides a reconciliation of the Company's net income to the Company's operating income for the periods indicated:

	Three Months Ended June 30,			Six Months Ended June 30,
	2017	2016	% Change	2017	2016	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net (Loss) Income
to Operating (Loss) Income
Net (loss) income	$(2,319)	$8,585	NM	$2,786	$20,434	-86.4%
Realized gains (after tax)	(713)	(465)	53.3%	(2,370)	(771)	207.4%
Operating (loss) income	$(3,032)	$8,120	NM	$416	$19,663	-97.9%

Per Share Reconciliation of Net (Loss)
Income to Operating (Loss) Income
Net (loss) income – Class A (diluted)	$(0.08)	$0.32	NM	$0.10	$0.78	-87.2%
Realized gains (after tax)	(0.03)	(0.01)	200.0%	(0.08)	(0.03)	166.7%
Operating (loss) income – Class A	$(0.11)	$0.31	NM	$0.02	$0.75	-97.3%

Net (loss) income – Class B	$(0.08)	$0.30	NM	$0.09	$0.72	-87.5%
Realized gains (after tax)	(0.03)	(0.02)	50.0%	(0.08)	(0.03)	166.7%
Operating (loss) income – Class B	$(0.11)	$0.28	NM	$0.01	$0.69	-98.6%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Conference Call and Webcast

The Company will hold a conference call and webcast on Wednesday, July 19, 2017, beginning at 11:00 A.M. Eastern Time. You may listen via the Internet by accessing the webcast link on the Company’s web site at http://investors.donegalgroup.com. A replay of the conference call will also be available via the Company’s website.

About the Company

Donegal Group is an insurance holding company. The Company’s Class A common stock and Class B common stock trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. As an effective acquirer of small to medium-sized “main street” property and casualty insurers, Donegal Group has grown profitably over the last three decades. The Company continues to seek opportunities for growth while striving to achieve its longstanding goal of outperforming the property and casualty insurance industry in terms of service, profitability and book value growth.

The Company owns 48.2% of the outstanding stock of Donegal Financial Services Corporation (“DFSC”). DFSC owns all of the outstanding stock of Union Community Bank (“UCB”). The Company accounts for its investment in DFSC using the equity method of accounting. Donegal Mutual Insurance Company owns the remaining 51.8% of the outstanding stock of DFSC.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. Actual results could vary materially. Factors that could cause actual results to vary materially include: adverse and catastrophic weather events, our ability to maintain profitable operations, the adequacy of the loss and loss expense reserves of our insurance subsidiaries, business and economic conditions in the areas in which our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments, changes in regulatory requirements, our ability to integrate and manage successfully the insurance companies we may acquire from time to time and other risks we describe in the periodic reports we file with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Quarter Ended June 30,
	2017	2016

Net premiums earned	$175,015	$161,943
Investment income, net of expenses	5,650	5,344
Net realized investment gains	1,097	715
Lease income	128	173
Installment payment fees	1,304	1,367
Equity in earnings of DFSC	387	305
Total revenues	183,581	169,847

Net losses and loss expenses	128,006	103,194
Amortization of deferred acquisition costs	28,700	26,554
Other underwriting expenses	28,259	26,579
Policyholder dividends	1,212	755
Interest	383	404
Other expenses	417	315
Total expenses	186,977	157,801

(Loss) income before income tax (benefit) expense	(3,396)	12,046
Income tax (benefit) expense	(1,077)	3,461

Net (loss) income	$(2,319)	$8,585

Net (loss) income per common share:
Class A - basic	$(0.09)	$0.33
Class A - diluted	$(0.08)	$0.32
Class B - basic and diluted	$(0.08)	$0.30

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	21,704,733	20,746,193
Class A - diluted	22,497,195	21,322,432
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$190,772	$178,235

Book value per common share
at end of period	$16.23	$16.62

Annualized return on average equity	-2.1%	7.9%

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Six Months Ended June 30,
	2017	2016

Net premiums earned	$344,171	$320,418
Investment income, net of expenses	11,405	10,890
Net realized investment gains	3,646	1,186
Lease income	270	351
Installment payment fees	2,440	2,730
Equity in earnings of DFSC	620	341
Total revenues	362,552	335,916

Net losses and loss expenses	242,439	198,772
Amortization of deferred acquisition costs	56,383	52,510
Other underwriting expenses	56,749	53,217
Policyholder dividends	2,047	1,587
Interest	747	812
Other expenses	859	953
Total expenses	359,224	307,851

Income before income tax expense	3,328	28,065
Income tax expense	542	7,631

Net income	$2,786	$20,434

Net income per common share:
Class A - basic	$0.11	$0.79
Class A - diluted	$0.10	$0.78
Class B - basic and diluted	$0.09	$0.72

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	21,625,240	20,645,467
Class A - diluted	22,561,519	21,068,986
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$375,273	$348,310

Book value per common share
at end of period	$16.23	$16.62

Annualized return on average equity	1.3%	9.6%

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$356,307	$336,101
Available for sale, at fair value	511,309	515,075
Equity securities, at fair value	46,316	47,088
Investments in affiliates	38,849	37,885
Short-term investments, at cost	32,152	9,371
Total investments	984,933	945,520
Cash	28,841	24,587
Premiums receivable	170,978	159,390
Reinsurance receivable	277,174	263,028
Deferred policy acquisition costs	61,079	56,309
Prepaid reinsurance premiums	136,937	124,256
Other assets	43,339	50,041
Total assets	$1,703,281	$1,623,131

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$643,246	$606,665
Unearned premiums	509,838	466,055
Accrued expenses	22,436	28,247
Borrowings under lines of credit	69,000	69,000
Subordinated debentures	5,000	5,000
Other liabilities	10,629	9,549
Total liabilities	1,260,149	1,184,516
Stockholders' equity:
Class A common stock	247	245
Class B common stock	56	56
Additional paid-in capital	241,910	236,852
Accumulated other comprehensive loss	(1,551)	(2,254)
Retained earnings	243,696	244,942
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	443,132	438,615
Total liabilities and stockholders' equity	$1,703,281	$1,623,131

For Further Information:
Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com